SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS
                      THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 3)


                               GUESS ?, INC.
               ---------------------------------------------
                              (NAME OF ISSUER)


                                COMMON STOCK
               ---------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)


                                401617 10 5
               ---------------------------------------------
                               (CUSIP Number)

                              ---------------




CUSIP NO. 401617 10 5                 SCHEDULE 13G
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Maurice Marciano
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
      Group membership is acknowledged for purposes of             (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Republic of France
----------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
    NUMBER OF                            15,410,078
     SHARES                       ------------------------------------------
  BENEFICIALLY                    6      SHARED VOTING POWER
    OWNED BY                             928,684
      EACH                        ------------------------------------------
    REPORTING                     7      SOLE DISPOSITIVE POWER
     PERSON                              15,410,078
      WITH                        ------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         928,684
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      16,338,762
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                 |X|
----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      37.9%
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------




CUSIP NO. 401617 10 5                 SCHEDULE 13G
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Paul Marciano
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
      Group membership is acknowledged for purposes of              (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Republic of France
----------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
    NUMBER OF                            12,164,169
     SHARES                       ------------------------------------------
  BENEFICIALLY                    6      SHARED VOTING POWER
    OWNED BY                             813,351
      EACH                        ------------------------------------------
    REPORTING                     7      SOLE DISPOSITIVE POWER
     PERSON                              12,164,169
      WITH                        ------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         813,351
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,977,520
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                       |X|
----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      30.1%
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------




CUSIP NO. 401617 10 5                 SCHEDULE 13G
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Armand Marciano
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
      Group membership is acknowledged for purposes of             (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Republic of France
----------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
    NUMBER OF                            6,230,537
     SHARES                       ------------------------------------------
  BENEFICIALLY                    6      SHARED VOTING POWER
    OWNED BY                             -0-
      EACH                        ------------------------------------------
    REPORTING                     7      SOLE DISPOSITIVE POWER
     PERSON                              6,230,537
      WITH                        ------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         -0-
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,230,537
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                |X|
----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      14.5%
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------




CUSIP NO. 401617 10 5                 SCHEDULE 13G
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Gary W. Hampar
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
      Group membership is acknowledged for purposes of             (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
----------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
    NUMBER OF                            -0-
     SHARES                       ------------------------------------------
  BENEFICIALLY                    6      SHARED VOTING POWER
    OWNED BY                             813,351
      EACH                        ------------------------------------------
    REPORTING                     7      SOLE DISPOSITIVE POWER
     PERSON                              -0-
      WITH                        ------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         813,351
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      813,351
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                              |X|
----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.9%
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------




CUSIP NO. 401617 10 5                 SCHEDULE 13G
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Joseph H. Sugerman
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_|
      Group membership is acknowledged for purposes of             (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
----------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
    NUMBER OF                            -0-
     SHARES                       ------------------------------------------
  BENEFICIALLY                    6      SHARED VOTING POWER
    OWNED BY                             586,129
      EACH                        ------------------------------------------
    REPORTING                     7      SOLE DISPOSITIVE POWER
     PERSON                              -0-
      WITH                        ------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         586,129
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      586,129
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                           |X|
----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.4%
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------




CUSIP NO. 401617 10 5                 SCHEDULE 13G
----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Marc E. Petas
----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
      Group membership is acknowledged for purposes of              (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only
----------------------------------------------------------------------------
3     SEC USE ONLY

----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
----------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
    NUMBER OF                            -0-
     SHARES                       ------------------------------------------
  BENEFICIALLY                    6      SHARED VOTING POWER
    OWNED BY                             343,555
      EACH                        ------------------------------------------
    REPORTING                     7      SOLE DISPOSITIVE POWER
     PERSON                              -0-
      WITH                        ------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         343,555
----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      343,555
----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                    |X|
----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      0.8%
----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN
----------------------------------------------------------------------------




                                SCHEDULE 13G

            This Amendment No. 3 (the "Amendment No. 3") amends and supplements the Statement on Schedule 13G, dated February 14, 1997, as amended by Amendment No. 1, dated February 17, 1998, and Amendment No. 2, dated February 12, 1999 (the "Schedule 13G"), relating to shares of the common stock, $.01 par value per share (the "Shares"), of Guess ?, Inc., a Delaware corporation (the "Issuer"). Pursuant to Rule 13d-2 of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby file this Amendment No. 3 on behalf of Maurice Marciano, Paul Marciano, Armand Marciano, Gary W. Hampar, Joseph H. Sugerman and Marc E. Petas.

            Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Schedule 13G.

ITEM 4.  OWNERSHIP.

            Item 4 is hereby amended and supplemented as follows:

(a) Maurice Marciano beneficially owns 16,338,762 shares of Common Stock as follows: 15,290,078 shares held indirectly as sole trustee of the Maurice Marciano Trust; 30,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust; 586,129 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; 342,555 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; and 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation.

    Paul Marciano beneficially owns 12,977,520 shares of Common Stock as follows: 12,164,169 shares held indirectly as sole trustee of the Paul Marciano Trust; and 813,351 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Armand Marciano beneficially owns 6,230,537 shares of Common Stock as follows: 6,225,537 shares held indirectly as sole trustee of the Armand Marciano Trust; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique; and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien.

    Gary W. Hampar beneficially owns 813,351 shares of Common Stock held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Joseph H. Sugerman beneficially owns 586,129 shares of Common Stock as follows: 586,129 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust.

    Marc E. Petas beneficially owns 343,555 shares of Common Stock as follows: 342,555 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; and 1,000 shares held indirectly as co-trustee of the Petas Family Trust.

(b) The 16,338,762 shares beneficially owned by Maurice Marciano represent 37.9% of the outstanding shares of the Common Stock. The 12,977,520 shares beneficially owned by Paul Marciano represent 30.1% of the outstanding shares of the Common Stock. The 6,230,537 shares beneficially owned by Armand Marciano represent 14.5% of the outstanding shares of the Common Stock. The 813,351 shares beneficially owned by Gary W. Hampar represent 1.9% of the outstanding shares of the Common Stock. The 586,129 shares beneficially owned by Joseph H. Sugerman represent 1.4% of the outstanding shares of the Common Stock. The 343,555 shares beneficially owned by Marc E. Petas represent 0.8% of the outstanding shares of the Common Stock.

    Percentage ownership of the Common Stock is based on the number of outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the quarter ended September 25, 1999.

(c) Maurice Marciano has (i) sole voting power with respect to 30,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust, 15,290,078 shares held indirectly as sole trustee of the Maurice Marciano Trust and 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) shared voting power with respect to 586,129 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 342,555 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 30,000 shares held indirectly as sole advisor of the Maurice Marciano 1990 Children's Trust, 15,290,078 shares held indirectly as sole trustee of the Maurice Marciano Trust and 90,000 shares held indirectly as president of the Maurice Marciano Family Foundation, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) shared dispositive power with respect to 586,129 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 342,555 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.

    Paul Marciano has (i) sole voting power with respect to 12,164,169 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) shares voting power with respect to 813,351 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 12,164,169 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) shared dispositive power with respect to 813,351 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Armand Marciano has (i) sole voting power with respect to 6,225,537 shares held indirectly as sole trustee of the Armand Marciano Trust, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique, and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) no shared voting power with respect to any shares; (iii) sole dispositive power with respect to 6,225,537 shares held indirectly as sole trustee of the Armand Marciano Trust, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Anastasia, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Francisca, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Harrison, 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Dominique, and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust-Julien, except for the rights of first refusal described in Item 8 of Schedule 13G; and
    (iv) no shared dispositive power with respect to any shares.

    Gary W. Hampar has (i) no sole voting power with respect to any shares;
    (ii) shared voting power with respect to 813,351 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) no sole dispositive power with respect to any shares; and
    (iv) shared dispositive power with respect to 813,351 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Joseph H. Sugerman has (i) no sole voting power with respect to any shares; (ii) shared voting power with respect to 586,129 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; (iii) no sole dispositive power with respect to any shares; and (iv) shared dispositive power with respect to 586,129 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust.

    Marc E. Petas has (i) no sole voting power with respect to any shares;
    (ii) shared voting power with respect to 342,555 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust and 1,000 shares held indirectly as co-trustee of the Petas Family Trust; (ii) no sole dispositive power with respect to any shares; and (iv) shared dispositive power with respect to 342,555 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust and 1,000 shares held indirectly as co-trustee of the Petas Family Trust.



                                 SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 2000                   Maurice Marciano



                                    By: /s/ Maurice Marciano
                                       ------------------------------
                                       Maurice Marciano







                                 SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 2000                   Paul Marciano



                                    By: /s/ Paul Marciano
                                       ------------------------------
                                       Paul Marciano






                                 SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 8, 2000                    Armand Marciano



                                    By: /s/ Armand Marciano
                                       ------------------------------
                                       Armand Marciano





                                 SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 8, 2000                    Gary W. Hampar



                                    By: /s/ Gary W. Hampar
                                       ------------------------------
                                       Gary W. Hamper





                                 SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 8, 2000                    Joseph H. Sugerman



                                    By: /s/ Joseph H. Sugerman
                                       ------------------------------
                                       Joseph H. Sugerman





                                 SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 8, 2000                    Marc E. Petas



                                    By: /s/ Marc E. Petas
                                       ------------------------------
                                       Marc E. Petas





                               EXHIBIT INDEX


      Exhibit
      Number                       Title                       Page
      ------                       -----                       ----
         1          Joint Filing Agreement among the            19
                    Reporting Persons pursuant to Rule
                    13d-1(k)(1).





                                                               EXHIBIT 1

                         JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 1997 (the "Schedule 13G"), with respect to the common stock, par value $.01 per shares, of Guess ?, Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitutes one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 1997.


                                       /s/ Maurice Marciano
                                       ---------------------------------
                                       Maurice Marciano


                                       /s/ Paul Marciano
                                       ---------------------------------
                                        Paul Marciano


                                       /s/ Armand Marciano
                                       ---------------------------------
                                       Armand Marciano


                                       /s/ Gary W. Hampar
                                       ---------------------------------
                                       Gary W. Hampar


                                       /s/ Joseph H. Sugerman
                                       ---------------------------------
                                       Joseph H. Sugerman


                                       /s/ Marc E. Petas
                                       ---------------------------------
                                       Marc E. Petas